UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2010

NEW GENERATION BIOFUELS HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	1-34022	26-0067474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5850 Waterloo Road, Suite 140
Columbia, Maryland 21045
 (Address of principal executive offices)(Zip Code)

(410) 480-8084
 (Registrant’s telephone number, including area code)

N/A
(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 1 3-e-4(c) under the Exchange Act (17 CFR 240.1 3e-4(c))

Item 3.01    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 31, 2010, we received a deficiency letter from The NASDAQ Stock Market notifying us that, based on our stockholders’ equity as reported in our Annual Report on Form 10-K for the period ended December 31, 2009, we are not in compliance with the minimum stockholders’ equity requirement of $2.5 million for continued listing on the Nasdaq Capital Market as set forth in Nasdaq Listing Rule 5550(b)(1). As of December 31, 2009, our stockholders’ equity was $1,002,204.  As of March 31, 2010, we also did not meet the alternative listing requirements of at least $35 million in market value of listed securities or at least $500,000 in net income from continuing operations.  This notification has no immediate effect on the listing or trading of our common stock on the Nasdaq Capital Market.

As provided under Nasdaq rules, we have 45 calendar days from the date of the Nasdaq deficiency letter, or until May 17, 2010 since the 45th day falls on a Saturday, to provide Nasdaq with a plan to regain compliance with the continued listing requirement.  We intend to submit a plan to Nasdaq before the deadline and are already taking certain steps to bring us back into compliance.  We have entered into a memorandum of understanding, as disclosed in Current Reports on Form 8-K filed during March 2010, which contemplate possible investments in the Company of up to $20 million.  If Nasdaq accepts our plan, of which there can be no assurance, Nasdaq may grant us up to 180 days from March 31, 2010 to achieve and sustain compliance. If Nasdaq determines that our plan is not sufficient, it will provide written notice that our common stock would be subject to delisting from the Nasdaq Capital Market. At that time, we may request a hearing before a Nasdaq Listing Qualifications Panel. In that event, our common stock would remain listed on the Nasdaq Capital Market pending a final determination by the panel.

ITEM 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Effective March 29, 2010, our board of directors appointed Dane R. Saglio to serve as Chief Financial Officer.  Mr. Saglio will report to Cary J. Claiborne, our President and Chief Executive Officer.

Mr. Saglio has been working as a consultant with emerging private companies in the areas of strategic planning, including exit strategies, transaction evaluation, capital structure, corporate governance, and financial and business operations evaluation, since December 2008. Prior to that, Mr. Saglio was the Chief Financial Officer of EntreMed, Inc. having joined the company in April 2000 as Corporate Controller and then served as Chief Financial Offer from February 2003 through December 2008.  From 1996 to 2000,  Mr. Saglio served as Director of Finance for Public Communications Associates, a New Jersey-based telecommunications company. Before that, he worked in accounting and finance roles in public companies focused on real estate and information management.

In connection with his appointment, we entered into an employment agreement with Mr. Saglio, similar to the employment agreements with our other senior executive officers.  Under the employment agreement, the Board granted Mr. Saglio time-based and performance-based options to purchase 400,000 shares of the Company’s common stock at an exercise price of $0.73 per share.  The stock options will vest incrementally through 2012. The options expire in ten years, unless sooner exercised. Under the employment agreement , Mr. Saglio is also eligible for an annual performance-based restricted stock grant of up to 75% of his annual salary that vests in annual equal tranches over a three year period.

A copy of the employment agreement with Mr. Saglio is attached hereto as Exhibit 10.1.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement dated as of March 29, 2010 between Dane R. Saglio and New Generation Biofuels Holdings, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 2, 2010	By:	/s/ Cary J. Claiborne
Name: Cary J. Claiborne
Title: President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Employment Agreement dated as of March 29, 2010 between Dane R. Saglio and New Generation Biofuels Holdings, Inc.